Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-183927) and Form S-3D (No. 333-161664) of Winthrop Realty Trust and subsidiaries of our report dated March 31, 2014, relating to the financial statements of Vintage Housing Holdings, LLC, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 31, 2014